  Exhibit 5.1

December 16, 2020

SharpSpring, Inc.
5001 Celebration Pointe Avenue
Suite 410
Gainesville, Florida 32608

Re:
Registration Statement on Form S-3 (File No. 333-222850)

Ladies and Gentlemen:

We have acted as counsel for SharpSpring, Inc., a Delaware corporation (the “Company”), in connection with (a) the issuance and sale by the Company of up to 1,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), and (b) the sale by the Selling Stockholder (as defined below) of up to 150,000 additional shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”) pursuant to an option granted by the Selling Stockholder to the Underwriters (as defined below), in each case at a public offering price of $15.00 per share, in accordance with the terms of the Underwriting Agreement dated as of December 16, 2020 (the “Underwriting Agreement”) among the Company, Needham & Company, LLC and Lake Street Capital Markets, LLC, as representatives of the several other underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), and the stockholder of the Company named in Schedule II to the Underwriting Agreement (the “Selling Stockholder”).  In accordance with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, the Company has prepared and filed with the Commission a Registration Statement on Form S-3 (File No. 333-222850) (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), a preliminary prospectus supplement filed with the Commission on December 15, 2020 (together with the Base Prospectus, the “Preliminary Prospectus”) and a final prospectus supplement filed with the Commission on December 16, 2020 (together with the Base Prospectus, the “Final Prospectus”), relating to the Shares.

In our capacity as counsel to the Company in connection with the registration for sale of the Shares, we have examined:  (i) the Registration Statement, Base Prospectus, Preliminary Prospectus and Final Prospectus; (ii) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (iii) the Underwriting Agreement; (iv) certain resolutions of the Company’s Board of Directors and the Pricing Committee thereof; (v) certain corporate documents and records, certificates of public officials and certificates of officers of the Company; and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

December 16, 2020

In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.  We further assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Firm Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable; and

2. The Option Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Preliminary Prospectus and Final Prospectus.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.